Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
December 1, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Lowell McAdam Elected Verizon Chairman;

Melanie L. Healey, P&G Group President, Joins Board

McAdam Will Be Chairman and CEO Following Ivan Seidenberg’s Retirement as Chairman at Year-End

NEW YORK — The Board of Directors of Verizon Communications Inc. (NYSE, Nasdaq:VZ) today elected Verizon President and CEO Lowell C. McAdam as chairman, effective Jan. 1, 2012. In addition, Melanie L. Healey, group president for North America at Procter & Gamble Co. (NYSE:PG), was elected as a new member of Verizon’s board, effective immediately.

McAdam’s chairmanship will begin following the retirement of Ivan G. Seidenberg as Verizon’s chairman on Dec. 31.

Sandra O. Moose, presiding director of Verizon’s board, said: “The board’s decision to name Lowell as chairman is a reflection of his comprehensive understanding of Verizon’s operations and the fast-moving and ever-evolving communications industry. He is uniquely qualified to step into this role, having spent his entire career as an industry leader creating

Verizon News Release, page 2

growth and value for shareholders. As chairman, Lowell will provide insight and expertise as he oversees the functioning of the board.”

McAdam has been president and CEO of Verizon since Aug. 1, with responsibility for all business operations at Verizon, including the strategic direction of the company’s products and technologies. He has served on the board of Verizon since March 2011 and on the board of Verizon Wireless since 2003, chairing the Verizon Wireless board since September 2010. He was president and CEO of Verizon Wireless until October 2010, when he became president and COO of Verizon.

Healey, a Recognized Global Marketing Leader

Healey serves as group president for North America at Procter & Gamble. Before this, she had been president of P&G’s global feminine care business since 2005, adding responsibilities for global health care brands in 2007.

Moose said: “Melanie brings to Verizon’s board an extensive background in consumer goods, marketing and international operations. With first-hand experience in several global markets and a wealth of knowledge about delighting consumers with great products, she will be a superb advisor and asset to Verizon. We look forward to her active participation on the board.”

Brazilian by birth, Healey began her career in marketing at S.C. Johnson & Sons in 1983 and moved to Johnson & Johnson in 1987.

She joined P&G Brazil as a brand manager in 1990 and over the next eight years managed brands across categories as diverse as baby care, health care, hair care, personal cleansing and fabric care during assignments in Brazil, Mexico and Venezuela. In 1998 she was named general manager of the feminine care business in Latin America. In 2001 she became vice president and general manager of the feminine care business for North America, moving to P&G’s headquarters in Cincinnati.

Verizon News Release, page 3

In addition to her current business responsibilities, Healey is the leader of P&G North America’s Diversity and Inclusion Team, as well as the Global Corporate Women’s Leadership Team. She serves as a member of Cincinnati-Northern Kentucky International Airport Board, and she has been a director of Bacardi & Co. Limited since 2008.

Since 2007, she has been recognized in multiple business-leadership lists, including Fortune magazine’s Top 50 Most Powerful Women in Business, Forbes magazine’s The 100 Most Powerful Women and the Wall Street Journal’s The 50 Women to Watch.

Healey has a bachelor’s degree in business administration from the University of Richmond, where she is a member of the Board of Trustees.

Seidenberg Completes Leadership Succession Plan

Seidenberg, who turns 65 this month, had previously announced his intention to retire by year-end, after stepping down from the CEO post earlier this year and completing the company’s CEO succession process under way since 2010. As chairman, Seidenberg has continued to assist in the transition.

Following Seidenberg’s retirement, Verizon will have 12 board members.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 107 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. A Dow 30 company with $106.6 billion in 2010 revenues, Verizon employs a diverse workforce of more than 195,000. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by email, visit the News Center and register for customized automatic delivery of Verizon news releases.